EXHIBIT 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(a)
                             (THOUSANDS OF DOLLARS)

                                      Nine Months                       Twelve Months Ended
                                         Ended                              December 31
                                       --------     ------------------------------------------------------------
                                        9/30/01       2000         1999         1998         1997         1996
                                       --------     --------     --------     --------     --------     --------
Earnings:
  Income from Continuing
    Operations ...................     $291,561     $302,332     $269,772     $242,892     $235,856     $211,059
  Income Taxes ...................      188,866      194,200      141,592      138,589      126,943       99,224
  Fixed Charges ..................      156,213      202,804      194,070      201,184      215,201      230,978
                                       --------     --------     --------     --------     --------     --------
    Total ........................      636,640      699,336      605,434      582,665      578,000      541,261
                                       ========     ========     ========     ========     ========     ========

Fixed Charges:
  Interest Expense ...............      129,103      166,447      157,142      163,975      177,383      192,705
  Estimated Interest Portion of
    Annual Rents .................       27,110       36,357       36,928       37,209       37,818       38,273
                                       --------     --------     --------     --------     --------     --------
    Total Fixed Charges ..........      156,213      202,804      194,070      201,184      215,201      230,978
                                       ========     ========     ========     ========     ========     ========
Ratio of Earnings to Fixed Charges
  (rounded down) .................         4.07         3.44         3.11         2.89         2.68         2.34
                                       ========     ========     ========     ========     ========     ========

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(a)  We have  reclassified  certain prior year amounts to conform to the current year presentation.